Cypress Energy Partners, L.P. 8-K

Exhibit 3.1

SECOND AMENDMENT TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

CYPRESS ENERGY PARTNERS, L.P.

THIS SECOND AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CYPRESS ENERGY PARTNERS, L.P., dated as of March 5, 2020 (this “Amendment”), is entered into by Cypress Energy Partners GP, LLC (the “General Partner”), a Delaware limited liability company and the general partner of Cypress Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in Sections 2.2 and 13.1(a) of the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 21, 2014 (as amended by the First Amendment to First Amended and Restated Agreement of Limited Partnership, dated as of May 29, 2018, the “Partnership Agreement”). Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

RECITALS

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement pursuant to Sections 2.2 and 13.1(a) of the Partnership Agreement to reflect a change in the name of the Partnership;

WHEREAS, the Board of Directors of the General Partner (the “Board”), unanimously, in good faith, approved the change of the Partnership’s name to “Cypress Environmental Partners, L.P.”

WHEREAS, the Board, unanimously, in good faith, also approved the change of name of affiliates of the Partnership from (1) Cypress Energy Partners, LLC to Cypress Environmental Partners, LLC, and (2) Cypress Energy Partners GP, LLC to Cypress Environmental Partners GP, LLC;

WHEREAS, the General Partner has, pursuant to its authority under Section 13.1(a) of the Partnership Agreement, the authority to execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the amendment of the Partnership Agreement to reflect a change in the name of the Partnership and accordingly is adopting this Amendment; and

WHEREAS, the name change is intended to take effect on March 16, 2020.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:

A.  Amendment.  The Partnership Agreement is hereby amended as follows:

1.  Section 2.2 of the Partnership Agreement is hereby amended and restated by deleting Section 2.2 in its entirety and replacing it with the following new Section 2.2:

“Section 2.2  Name.  The name of the Partnership shall be “Cypress Environmental Partners, L.P.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.”

2.  Every time the name “Cypress Energy Partners, L.P.” appears in the Partnership Agreement, it shall be replaced with “Cypress Environmental Partners, L.P.”.

3.  Every time the name “Cypress Energy Partners, LLC” appears in the Partnership Agreement, it shall be replaced with “Cypress Environmental Partners, LLC”.

4. Every time the name “Cypress Energy Partners GP, LLC” appears in the Partnership Agreement, it shall be replaced with “Cypress Environmental Partners GP, LLC”.

B.  Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

C.  Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

D.  Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

E.  Effective Date of Amendment.  This Amendment shall become effective on March 16, 2020.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

CYPRESS ENERGY PARTNERS GP, LLC

By:	/s/ Richard M. Carson
Richard M. Carson
Senior Vice President and
General Counsel

Second Amendment to First Amended and Restated Agreement of Limited Partnership